                                                                   EXHIBIT 10.1

                            PATENT LICENSE AGREEMENT


         This LICENSE AGREEMENT (the "Agreement") dated October 23, 1998 ("Effective Date") between SurgiJet, Inc., a California corporation (the "COMPANY") and VisiJet, Inc., a California corporation ("LICENSEE").

1.       BACKGROUND

         1.1 COMPANY holds the U.S. and international patents, and assignments of patent applications from certain employees and consultants, set, forth is EXHIBIT A ("Inventions"), and owns or will own any Licensed Patents (as hereinafter defined) which may issue to such Inventions.

         1.2 COMPANY desires to license the Licensed Patent to the extent required for LICENSEE to perfect the Inventions and market the Licensed Products, as hereinafter defined, at the earliest possible time in order that the Licensed Products therefrom may be available for public use and benefit.

         1.3 LICENSEE is desirous of perfecting the Inventions end of manufacturing, producing and selling the Licensed Products and wishes to obtain a license to use the Licensed Patent to the extent required to develop, manufacture, use, and sell Licensed Products in the ophthalmic field.

2.       DEFINITIONS

         2.1 "Licensed Patent" means any Letters Patent or international patent issued or hereafter issued, and pending patent, upon the Inventions, and/or any divisions, continuations, or reissue thereof.

         2.2 "Licensed Products" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

                  (a) Is covered by a valid claim of any issued, unexpired Licensed Patent directed to the Inventions. A claim of as issued, unexpired Licensed Patents shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

                  (b) Is covered by any claim being prosecuted in a pending application directed to the Inventions.

         2.3 "Net Sales" means the gross revenue derived by LICENSEE and/or its sublicensees from Licensed Products, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as they actually pertain to the disposition of such Licensed Products by LICENSEE or its sublicensees, are included is such gross revenue, and are separately billed:

                  (a) Import, export, excise and sales taxes, and custom duties;

                  (b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

                  (c) Costs of installation at the place of use; and

                  (d) Credit for returns, allowances, or trades.

         2.4 "Licensed Field of Use" means the medical and surgical fields related to ophthalmological applications.

         2.5 "Licensed Territory" means the territory set forth in EXHIBIT B attached hereto.

         2.6 "Exclusive" means that, subject to any provisions to the contrary in this Agreement, COMPANY shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

3.       GRANT

         3.1 COMPANY hereby grants and LICENSEE hereby accepts a license under the Licensed Patents to make, use, and sell Licensed Products for use in the Licensed Field of Use within the Licensed Territory.

         3.2 Said license is Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term commencing as of the Effective Date and ending on the first to occur of the following:

                  (a) as to each Licensed Product, the expiration of the life of the Licensed Patent or other patent contemplated under this Agreement directed to such Licensed Product; or

                  (b) as to all Licensed Products, the termination of this Agreement for any reason.

         3.3 All rights in and to the Licensed Patents owned by the COMPANY and not specifically licensed herein are exclusively reserved to the COMPANY. Without limitation to the immediately foregoing, the COMPANY retains and shall have the right to practice the Inventions and related Licensed Patents in a manner not inconsistent with this Agreement, to use the Inventions and related Licensed Patents for itself or in collaboration with third party academic or not-for-profit research institutions, and to publish any information included in the Licensed Patents. This Agreement shall not be deemed to grant any right, either express or implied, is such reserved right, and no use or license to anyone else of such reserved right by the COMPANY shall be deemed to violate or interfere with the LICENSEE's right under this Agreement.

4.       DILIGENCE

         4.1 As an inducement to COMPANY to enter into this Agreement, LICENSEE agrees to use all reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Products and to diligently develop markets for the Licensed Products. Unless LICENSEE has one or more Licensed Products available for commercial sale prior to the anniversary of the Effective Date in the year 2000, LICENSEE agrees that COMPANY may terminate this Agreement. COMPANY may terminate this Agreement if LICENSEE or a Sublicensees has not sold any Licensed Products on or after the anniversary of the Effective Date in the year 2001.

         4.2 On or before the anniversary of the Effective Date or each year until LICENSEE markets any Licensed Products, LICENSEE shall make a written annual report to COMPANY covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Products. Such report shall include, at a minimum, information sufficient to enable COMPANY to ascertain progress by LICENSEE toward meeting the diligence requirements of this
Article 4.

5.       ROYALTIES

         5.1 LICENSEE agrees to pay to COMPANY a non-creditable, nonrefundable license issue royalty of Sixty Thousand Dollars ($60,000) upon execution of this Agreement.

         5.2 In addition, beginning on the Effective Date and on each anniversary of the Effective Date thereafter, until termination of the license contemplated in this Agreement, LICENSEE shall pay to COMPANY a yearly royalty of Sixty Thousand Dollars ($60,000). Said yearly royalty payments are non-refundable, but are creditable against Running Royalties (as defined herein) to the extent provided in Paragraph 5.4 herein.

         5.3 In addition, LICENSEE shall pay COMPANY earned royalties on Net Sales as follows: seven percent (7%) of the Net Sales for such period of time equal to the duration of the license contemplated under this Agreement (the "Running Royalties"). All Running Royalties shall be paid by LICENSEE to COMPANY on or before 45 days after March 31st, June 30th, September 30th and December 31st of each calendar year of the license contemplated in this Agreement, and shall be submitted together with a statement of Running Royalties for each such applicable period setting forth the calculation thereof.

         5.4 Creditable payment under this Agreement shall be an offset to LICENSEE against up to fifty percent (50%) of each Running Royalty payment which LICENSEE would be required to pay pursuant to Paragraph 5.3, until the entire credit is exhausted.

         5.5 Running Royalties on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. All royalty payment to COMPANY shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payment due COMPANY.

         5.6 Within thirty (30) days after receipt of a statement from COMPANY, LICENSEE shall reimburse COMPANY:

                  (a) for all United States and foreign patent expenses corresponding to the Inventions incurred by COMPANY prior to the Effective date; and

                  (b) for all costs incurred by COMPANY in connection with the preparation, filing and prosecution of all patent applications and maintenance of patent corresponding to the Inventions after the Effective Date.

         5.7 In the event of any sublicense pursuant to Article 1 herein, LICENSEE shall pay to COMPANY one-half of all license issue royalties, yearly royalties and Running Royalties (or other earned royalty income) received by LICENSEE from its sublicensees in excess of that which is payable to COMPANY pursuant to this Article 5. LICENSEE may retain the remainder of such income from sublicensees.

6.       ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

         6.1 Beginning with the first sale of a Licensed Products, LICENSEE shall make quarterly written reports (even if there are no sales) and Ruining Royalty payment to COMPANY on the dates set forth is Paragraph 5.3. The reports shall be in a form of mutually agreeable to the parties and shall state the number, description, and aggregate Net Sales of Licensed Products during such completed calendar quarter, and resulting calculation pursuant to Paragraph 5.3 of the Running Royalty payment due COMPANY for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include the payment due COMPANY for the Running Royalty for the calendar quarter covered by such report.

         6.2 LICENSEE agrees to keep and maintain records for a period of three
(3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipt and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by COMPANY from time to time to the extent necessary to verify the reports provided for in Paragraph 6.1. Such examination is to be made by COMPANY or its designee, at the expense of COMPANY, except in the event that the results of the audit reveal as under-reporting of royalties due COMPANY of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

7.       WARRANTIES

         7.1 Standing. COMPANY represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with all corporate powers necessary to own its assets and property and to carry on its business as so owned and conducted.

         7.2 Authority. COMPANY represents and warrants that it has full power and authority to execute and deliver this Agreement, to grant the licensee granted herein and to perform its obligations hereunder.

         7.3 Title. COMPANY represents and warrants that to the best of its knowledge that it is the sole and exclusive owner of the Inventions,

         7.4 Negation of Warranties. Nothing in this Agreement is or shall be construed as:

                  (a) A warranty or representation by COMPANY as to the validity or scope of any Licensed Patents;

                  (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted or contemplated by this Agreement is or will be free from infringement of patents; copyright, and other right of third parties;

                  (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described is Article 11;

                  (d) Granting by implication, estoppel, or otherwise any licenses or right under parties or other right of COMPANY or other persons other than Licensed Patents, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patents; or

                  (e) An obligation to furnish any technology or technological information other than that contained in the Licensed Patents.

         7.5 Except as expressly set forth in this Agreement, COMPANY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

8.       INDEMNITY AND INSURANCE

         8.1 LICENSEE agrees to indemnify, hold harmless, and defend COMPANY and its respective directors, officers, employees, consultants and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Inventions, Licensed Patents, or Licensed Produce, by LICENSEE or sublicensees, or their customers.

         8.2 COMPANY shall not be liable for any indirect, special, consequential or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. COMPANY shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

         8.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

         8.4 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover the activities of LICENSEE and its sublicensees. Such insurance shall provide minimum limits of liability of Two Million Dollars ($2,000,000) and shall include COMPANY, its directors, officers, employees, consultants and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At COMPANY'S request, LICENSEE shall furnish a Certificate of Issuance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to COMPANY. LICENSEE shall advise COMPANY, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of COMPANY shall be excess and noncontributory.

9.       MARKING

         Prior to the issuance of patents on the Inventions, LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," to the extent so applicable, and following the issuance of one or more patents, with the numbers of the Licensed Patents.

10.      COMPANY NAMES AND MARKS

         LICENSEE agrees not to identify COMPANY in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the trade names or any trademark, service mark, trade name, or symbol of COMPANY, or that is associated with either of them, without company's prior written consent.

11.      INFRINGEMENT BY OTHERS: PROTECTION OF LICENSED PATENTS

         11.1 In the event that either party learns of facts which it concludes might constitute an infringement of any of the Licensed Patents by any third party during the term of this Agreement, the party learning of such facts shall promptly notify the other party in writing, setting forth such facts and the basis for its conclusion, and shall include with such notice any other reasonably available evidence in support thereof.

         11.2 LICENSEE shall have the obligation to take all appropriate action against the infringing party and LICENSEE shall pay all costs and expenses ("including without limitation attorneys' fees and costs of investigation and experts) incurred in connection with such action. Any legal counsel engaged by LICENSEE shall be reasonably satisfactory to COMPANY. COMPANY, at LICENSEE's expense, shall have the right to participate in, and, to the extent that it may wish to jointly assume the prosecution of such action with counsel reasonably satisfactory to LICENSEE. LICENSEE shall obtain the consent of COMPANY prior to settling any such action. If LICENSEE shall fail to take all appropriate action as specified hereunder, then COMPANY shall have the right to take such action and LICENSE shall pay or reimburse COMPANY for all cost and expenses (including without limitation attorneys' fees and cost of investigation and experts} incurred in connection with such action.

         11.3 Any proceeds from any settlement or judgment of any infringement claim, action, suit or proceeding brought by LICENSEE shall be allocated and/or paid within thirty (30) days of receipt thereof as follows: (i) first to reimburse LICENSEE (and COMPANY, pari passu to the extent that it has not otherwise been reimbursed for attorneys' fees, costs and expenses incurred in connection with participation in the prosecution of such infringement) for attorneys' fees and other cots and expenses reasonably incurred in connection with the prosecution or other efforts to terminate the infringement pursuant to the terms of this Agreement; and (ii) thereafter, the remainder shall be divided equally between the parties.

         11.4 Any equitable relief, including, without limitation, declaratory and injunctive relief, whether or not obtained in conjunction with the recovery of monetary damages, shall inure to the benefit of both COMPANY and LICENSEE.

         11.5 Notwithstanding any provision of this Article 11, in the event any infringement action, suit or proceeding is brought hereunder by either party to enforce any rights in or to the Devices or the Technology, each party, if legally necessary, shall, upon the written request of the other party, be named, joined and participate therein as a nominal plaintiff.

12.      SUBLICENSES

         12.1 LICENSEE may grant sublicenses during the Exclusive period as set forth herein and only pursuant to express written consent of COMPANY, such written consent not to be unreasonably withheld.

         12.2 If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there are willing sublicensees, LICENSEE will, at COMPANY'S request, negotiate in good faith all necessary sublicenses hereunder.

         12.3 Any sublicenses granted by LICENSEE under this agreement shall be subject and subordinate to terms and conditions of this Agreement, except:

                  (a) Sublicense terms and conditions shall reflect that any sublicensees shall not further sublicense; and

                  (b) The earned royalty rate specified in the sublicenses may be at higher rates than the rates in this Agreement.

Any such sublicenses also shall expressly include the provisions of Articles 6, 7, and 8 for the benefit of COMPANY and provide for the transfer of all obligations, including the payment of royalties specified in such sublicenses, to COMPANY or its designee, in the event that this Agreement is terminated.

         12.4 LICENSEE agrees to provide COMPANY a copy of any sublicense granted pursuant to this Article 12.

13.      TERMINATION

         13.1 LICENSEE may terminate this Agreement only by giving COMPANY notice, in writing at least thirty (30) days in advance of the effective date of the proposed termination selected by LICENSEE, of good cause for termination of the Agreement, and COMPANY fails to remedy any such cause within thirty (30) days after such notice. For the purposes of this Section 13.1, the term "good cause" shall mean the failure or breach of any representation or warranty made by COMPANY in Article 7 of this Agreement, with the exception that LICENSEE shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge before the effective date of this Agreement.

         13.2     COMPANY may terminate this Agreement if LICENSEE:

                  (a) Is in default in payment of royalty or providing of reports;

                  (b) Becomes a bankrupt or is insolvent;

                  (c) Is in breach, of any provision hereof; or

                  (d) Provides any false report;

and LICENSEE fails to remedy any such default, breach, or false report within
(30) days after written notice thereof by COMPANY.

         13.3     Surviving any termination are:

                  (a) LICENSEE's obligation to pay royalties accrued or accruable;

                  (b) Any cause of action or claim of LICENSEE or COMPANY, accrued or to accrue, because of any breach or default by the other party; and

                  (c) All of LICENSEE'S covenants and agreements contained herein with respect to confidentiality and secrecy.

14.      ASSIGNMENT

         This Agreement may not be assigned.

15.      ARBITRATION

         15.1 Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

         15.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and COMPANY within thirty
(30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and non-appealable and may be entered in any court having jurisdiction thereof.

         15.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

         15.4 Any arbitration shall be held at the place then designated by the COMPANY, California, unless the parties hereto mutually agree in writing to another Place.

16.      NOTICES

         All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To COMPANY:       SurgiJet, Inc.
                  34-B Mauchly Street
                  Irvine, CA 92718

To LICENSEE:      VisiJet, Inc.
                  34-B Mauchly Street
                  Irvine, CA 92718

         Either party may change its address upon written notice to the other party.

17.      CONSTRUCTION

         17.1 This Agreement shall be governed by the laws of the United States and of the state of California applicable to agreements negotiated, executed and performed wholly within California.

         17.2 The failure of COMPANY to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement.

         17.3 It is mutually agreed that this Agreement contains the entire Agreement between the parties hereto applying to the matters herein contained, and that the same has been entered into in reliance upon only the provision contained herein and not upon any representations by either of the parties; that this Agreement shall supersede all representations, agreements, statements and understandings relating to such matters made prior to execution of this Agreement, and that this Agreement can only be amended by an Agreement in writing executed by all of the parties hereto.

         17.4 The rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement. In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tease, shall include the others.

18.      RELATIONSHIP OF PARTIES

         Each party shall conduct all business in such party's own name as an independent contractor. No joint venture, partnership, employment, agency or similar arrangement is hereby created between the parties. Neither party has the right or power to act for or on behalf of the other or to bind the other in any respect whatsoever.

19.      SEVERABILITY

         If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

20.      AMENDMENT AND WAIVER

         Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by the party to be bound thereby.

21.      FURTHER ASSURANCES

         The parties shall execute any and all additional documents and instruments and shall take any and all other actions necessary or desirable to carry out the intent and purpose of this Agreement.

22.      COUNTERPARTS

         This Agreement may be executed is one or more counterparts, each of which shall be deemed to be an original but all of which shall together shall all constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.


SURGIJET, INC.


By: /S/ REX E. DOHERTY
    ---------------------
Name: Rex E. Doherty
Title: Chairman


VISIJET, INC.


By: /S/ REX E. DOHERTY
    ---------------------
Name Rex E. Doherty
Title: President

                                    EXHIBIT A
                                    ---------


[U.S. and international patents, and assignment of patent applications from certain employees and consultants, held by SurgiJet]

                                    SURGIJET
                                  (LETTERHEAD)


                                 SURGIJET, INC.
                            WATERJET PATENT PORTFOLIO
                              AS OF OCTOBER 7, 1998



         DESCRIPTION                          PATENT #               ISSUED
         -----------                          --------               ------

SURGICAL LIQUID LANCE APPARATUS*              5,037,431            AUG 6, 1991

METHOD AND APPARATUS FOR TISSUE               5,322,504            JUN 21, 1994
EXCISION AND REMOVAL BY FLUID JET**

FLUID JET SURGICAL CUTTING INSTRUMENT         5,591,184            JAN 7, 1997

METHOD AND APPARATUS FOR TISSUE               5,674,226            OCT 7, 1997
EXCISION AND REMOVAL BY FLUID JET

FLUID JET SURGICAL CUTTING TOOL               5,562,692            OCT 8, 1996

HYDROJET APPARATUS FOR REFRACTIVE             5,643,299            JUL 1, 1997
SURGERY

METHOD OF USING FLUID JET SURGICAL            5,735,815            APR 7, 1998
CUTTING TOOL

*ASSIGNEE: THE CURATORS OF THE UNIVERSITY OF MISSOURI. EXCLUSIVE LICENSE ISSUED TO SURGIJET, INC FOR THE LIFE OF THE PATENT.

**ASSIGNEE: US SURGICAL CORPORATION. REASSIGNED TO SURGIJET, INC. NOTE: MOST OF THE ABOVE PATENTS ARE ASSIGNED TO SENTINEL MEDICAL, THE PREVIOUS NAME FOR SURGIJET, INC.

                                    SURGIJET
                                  (LETTERHEAD)


                                 SURGIJET, INC.
                            WATERJET PATENT PORTFOLIO
                             APPLIED FOR AND ALLOWED
                              AS OF OCTOBER 7, 1998



          DESCRIPTION                      APPLICATION              ALLOWED
          -----------                      -----------              -------

METHOD AND APPARATUS FOR THERMAL            08/755,622            AUG 4, 1998
PHOCOEMUSIFICATION BY FLUID THROTTLING

METHOD AND APPRATUS FOR DENTAL              08/890,496           SEPT 28, 1998
TREATMENT USING HIGH PRESSURE LIQUID
JET

                                    EXHIBIT B
                                    ---------


The Licensed Territory is worldwide.